Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
May 10, 2006	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
FIRST QUARTER 2006 RESULTS

Dynex Capital, Inc. (NYSE: DX) announced today its financial results for the first quarter of 2006. Highlights contained in this release include:

•	Net income to common shareholders for the quarter of $0.2 million, or $0.01 per common share;

•	Net interest income was $2.3 million and the net yield on average earning assets was 1.25% versus 1.07% in the fourth quarter 2005;

•	Net income for the quarter includes an expense of approximately $0.1 million for the adoption of the provisions of FAS 123(R) related to stock based compensation;

•	Common equity book value was $93.5 million, or $7.70 per common share at March 31, 2006, an improvement of $0.05 per share from the end of 2005; and

•	Completed the redemption of 1,407,198 shares of Series D Preferred Stock for $14.1 million, and the repurchase of 20,300 shares of the Company’s common stock at an average price of $6.72 per share.

The Company has scheduled a conference call for Thursday, May 11, 2006, at 3:00 p.m. Eastern Time to discuss first quarter results. Investors may participate in the call by dialing (888) 214-7570.

Thomas Akin, Chairman, stated, “Overall we are pleased with the results of the first quarter. We increased book value per share and reported modest net income to our common shareholders. The credit performance on our loans is in line with expectations and, overall, our investment portfolio generated earnings sufficient to support our current operating costs and the preferred stock dividend, meaning additional investments by the Company will be accretive to our earnings and our book value. ”

Mr. Akin continued, “We did not make any significant investments of capital during the quarter, and we did complete the redemption of 25% of our Series D Preferred Stock, which will eliminate approximately $1.3 million in annual preferred stock dividends. We also repurchased a modest amount of our common stock during the quarter at 87% of book value, on average, and view additional repurchases as an attractive use of our capital as long as our stock is trading at a substantial discount to book and intrinsic value.”

Mr. Akin concluded, “Our evaluation of investment opportunities continues to proceed. As the yield curve steepens and the Federal Reserve indicates that the round of increases in the Federal Funds rate is nearing its close, we believe more compelling investment opportunities are on the horizon. In the meantime, yields on short-duration assets continue to improve quarter-to-quarter. The Annual Meeting of Shareholders will be on June 15th at 9:00 a.m. EDT at the Park Central Hotel in New York City. We hope that all of our shareholders can join us at that time as we discuss our outlook for 2006 and beyond.”

First Quarter Results

The Company reported net income for the quarter of $1.2 million compared to $0.9 million for the same period last year. After consideration of the preferred stock dividend, the Company reported net income of $0.2 million, or $0.01 per common share, compared to a net loss of $0.4 million, or $0.03 per common share, for the first quarter of 2005.

The Company reported net interest income on its investment portfolio of $2.3 million for the first quarter of 2006 compared to $4.5 million for the same period in 2005 and $2.1 million for the quarter ended December 31, 2005. The average asset yield for the first quarter of 2006 was 7.57%, and the weighted-average cost of funds was 7.72%, for a negative net interest spread of 0.16% for the quarter versus a negative net interest spread of 0.17% in the fourth quarter 2005. The negative net interest spread is primarily related to two delinquent commercial loans with an aggregate unpaid principal balance of approximately $31.1 million and net carrying basis of $16.0 million, both of which loans are on non-accrual, reducing net interest income by approximately $0.5 million during the quarter. One of the loans, with a principal balance of $7.8 million and a net carrying basis of $1.0 million, liquidated in April 2006 at no additional loss to the Company . The second loan, which had a principal balance and a net carrying basis of $23.3 and $15.0 million, respectively, at March 31, 2006, was foreclosed on after the end of the quarter and is expected to liquidate in the next twelve months. Net yield on average interest earning assets was 1.25% during the quarter versus 1.07% for the fourth quarter of 2005.

The first quarter 2006 results include a benefit from provision for loan losses of $0.1 million compared to an expense of $2.3 million for the same period in 2005. The benefit during the quarter was a result of declining delinquencies in securitized single-family loans. At March 31, 2006, $5.9 million in securitized single-family loans and $35.9 million in commercial mortgage loans were sixty-plus days delinquent. The Company has reserves or other credit loss protection on the securitized single-family and commercial mortgage loans totaling $21.5 million at March 31, 2006.

General and administrative expenses decreased from $1.5 million for the first quarter of 2005 to $1.3 million for the same period in 2006. General and administrative expenses in 2006 included approximately $0.1 million related to the initial adoption of the fair value method of accounting for stock based compensation under FAS 123(R). Expenses in the first quarter 2006 also include an estimated $0.2 million of fees related to the Company’s annual audit for 2005, and should decline for the remainder of the year.

Balance Sheet

Total assets at March 31, 2006 were $767.0 million versus $806.0 million at December 31, 2005. Investments declined to $739.2 million at March 31, 2006 from $756.4 million at December 31, 2005, principally as a result of principal payments received on the Company’s investment in securitized finance receivables and loans. Non-recourse securitization financing decreased by $13.1 million to $503.5 million at March 31, 2006 from $516.6 million at December 31, 2005 as a result of principal payments on the related bonds.

Preferred shares outstanding were 4,221,539 after the redemption in January, and common shares outstanding after repurchases in March 2006 were 12,161,682. The weighted average repurchase price during the quarter was $6.72. The Company anticipates continued repurchases of the common stock in the second quarter of 2006.

At March 31, 2006, the Company’s investment portfolio consisted of $167.3 million in securitized single-family mortgage loans and securities, the majority of which are floating rate and financed with floating rate liabilities, and $545.3 million in fixed-rate securitized commercial mortgage loans. Capital available for investment, which includes cash and short-term, high credit quality securities, was $38.3 million and $45.2 million at March 31, 2006 and December 31, 2005, respectively. The decline in capital available for investment was primarily due to the use of $14.1 million to redeem preferred stock during the quarter as discussed above, which was partially offset by the net cash receipts on the investment portfolio during the quarter. The Company’s common book value per share also increased by $0.05 per share to $7.70 per share on the earnings for the quarter and an increase in the unrealized gains on certain of its investments.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market condition, variability in investment portfolio cash flows, availability of suitable reinvestment opportunities, defaults by borrowers, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2005, as filed with the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$23,290	$45,235
Other assets	4,480	4,332
	27,770	49,567
Investments:
Securitized finance receivables	694,086	722,152
Securities	36,271	24,908
Other investments	3,829	4,067
Other loans	5,008	5,282
	739,194	756,409
	$766,964	$805,976

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Securitization financing:
Non-recourse securitization financing	$503,536	$516,578
Repurchase agreements secured by securitization financing	120,963	133,104
Repurchase agreements secured by securities	162	211
Other liabilities	6,637	6,749
	631,298	656,642

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	55,666
Common stock	121	122
Additional paid-in capital	366,612	366,903
Accumulated other comprehensive income	504	140
Accumulated deficit	(273,320)	(273,497)
	135,666	149,334
	$766,964	$805,976

Book value per common share	$7.70	$7.65

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Interest income	$14,766	$24,053
Interest and related expense	12,478	19,596
Net interest income	2,288	4,457

Provision for loan losses	119	(2,261)

Net interest income after provision for loan losses	2,407	2,196

Gain on sale of investments, net	24	79
Impairment charges	-	(87)
Other income	109	238
General and administrative expenses	(1,327)	(1,492)

Net income	1,213	934
Preferred stock charge	(1,036)	(1,337)

Net income (loss) to common shareholders	$177	$(403)

Change in net unrealized gain/loss during the period on:
Investments classified as available-for-sale	364	(3,883)
Hedge instruments	-	383
Comprehensive income (loss)	$1,577	$(2,566)

Net income (loss) per common share
Basic and diluted	$0.01	$(0.03)

Weighted average number of common shares outstanding:
Basic and diluted	12,161,682	12,162,391